AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS

         THIS AGREEMENT is made and entered into this 27th day of June, 1996, by and among MK Rail Corporation, a Delaware corporation having its principal office at 1200 Reedsdale Street, Pittsburgh, Pennsylvania 15233 (the "Parent"), Alert Manufacturing & Supply Co., an Illinois corporation having its principal office at 1325 Pratt Boulevard, Elk Grove Village, Illinois 60007 (the
"Seller"), and All-State Industrial Rubber Co., Inc., an Iowa corporation, having its principal office at 520 South 18th Street, West Des Moines, Iowa 50265 (the "Buyer"),

                              W I T N E S S E T H:

         WHEREAS, the Seller desires to sell, and the Buyer desires to acquire, substantially all of the assets, properties and business of the Seller as a going concern, such assets, properties and business so to be acquired being herein sometimes referred to as the "Business," in accordance with the terms and conditions herein set forth; and

         WHEREAS, in conjunction with the transactions contemplated hereby the Buyer will acquire all such assets, properties and business;

         NOW, THEREFORE, in consideration of the promises, covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

I.       SALE OF ASSETS AND RELATED TRANSACTIONS

         1.1 Purchase and Sale of Assets. Subject to the satisfaction or waiver of the terms and conditions of this Agreement, on the Closing Date (as that term is defined in Section III hereof), the Seller shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase and acquire from the Seller, free and clear of all liens, claims, pledges, options, charges, security interests and other encumbrances or restrictions of any kind whatsoever, for the consideration set forth in Section 2.1 hereof, all real, personal and mixed assets, both tangible and intangible (including the Business of the Seller as a going concern), owned by or used or useful to the Seller in connection with the Seller's Business and operations other than Excluded Assets (as defined in Section 1.2 below) which shall be retained by the Seller, all of which are hereinafter collectively called the "Purchased Assets." Subject to the provisions of Section VI hereof, the Purchased Assets shall include all of such assets existing on the date of this Agreement and all such assets acquired between the date hereof and the Closing Date, and replacements and substitutions therefor and shall include, without limitation:



                                       1.

          (a) Inventories. All inventories of raw materials, goods in process, parts, finished goods, partly finished goods, goods in transit and supplies used in connection with the Seller's Business (collectively referred to herein as the "Inventories").

          (b) Accounts Receivable. All accounts receivable of, and other amounts due to, the Seller arising out of bona fide transactions of the Business and carried on the regular books of account of the Seller, as maintained in the ordinary course of the Business and in accordance with generally accepted principles of accounting consistently applied by the Seller, including, without limitation, accounts receivable which arise in the ordinary course of the Business between the date hereof and the Closing Date, other than Excluded Accounts Receivable which shall be retained by the Seller, all of which are hereinafter collectively called the "Net Accounts Receivable." As used in this Section 1.1(b), the term "Excluded Accounts Receivable" shall mean the aggregate amount of the Seller's (i) any accounts receivable that, as of the Closing Date, shall have remained unpaid for a period of one hundred eighty (180) days after billing, if the Seller shall have not completed a bona fide transaction with the obligor therefor in the ordinary course of business during the period of one hundred twenty (120) days immediately preceding the Closing Date, and, (ii) accounts receivable that, as of the Closing Date, shall have remained unpaid for a period of seven hundred thirty (730) days after billing.

          (c)  Equipment  and  Other  Fixed  Assets.   All   machinery,   tools,
               equipment, spare parts, motor vehicles, furniture, office furnishings, office materials and supplies, fixtures, and other tangible personal property of every kind and description owned or leased by or used or useful to the Seller in connection with the Business on the date hereof, and any additions, improvements and replacements thereto between the date hereof and the Closing Date (collectively referred to herein as the "Equipment"). All items of such Equipment, as of the date of this Agreement, are listed on Disclosure Exhibit 1.1-C hereto.


          (d) Contracts. All rights and interest of the Seller in and to all contracts, leases, insurance contracts, supply agreements, purchase orders, licenses, agreements and other commitments which relate to the Business, or which affect any of the Business or the Purchased Assets or confer any material benefits on the Business, and any claim or right or any benefit arising thereunder or resulting therefrom, in effect on the Closing Date. All such material contracts, leases, insurance contracts, supply agreements, purchase orders, licenses, agreements and other commitments which are in effect on the date hereof and which are included in the "Purchased Assets," are listed on Disclosure
               Exhibit 1.1-D hereto (which shall also specify those contracts, leases, insurance contracts, supply agreements, purchase orders, licenses, agreement and commitments the assignment of which requires third-party consent) (collectively referred to herein as the "Assigned Contracts").


                                                        2.

          (e) Deposits, Prepayments and Other Assets. All advances, deposits, prepaid items, supplies, leaseholds, leasehold improvements and other assets pertaining to, or arising out of, the Business or the Purchased Assets (collectively referred to herein as the "Prepayments").

          (f) Books, Records and Intangibles. All of the Seller's goodwill in, and the going concern value of, the Business; the right to use the Seller's name and any names, letters, marks, logos, designs, drawings or other material or symbols associated with the Seller's name or any trade name of the Seller; all trade marks, trademark registrations, trademark applications, copyrights, copyright registrations, copyright applications, patents, patent applications, inventions, trade secrets, technical know- how, licenses, processes, formulae, royalties, computer programs, tapes, disks, computer hardware and software, technical information, blue prints, drawings, and other technical papers, manufacturing procedures and processes and the like; all customer accounts records and customer list and supplier lists and files; copies of all the books and records of the Seller pertaining to the Business or any of the foregoing Purchased Assets; and all right of the Seller under or pursuant to any warranties, representations and guarantees made by suppliers in connection with the products or services furnished to the Business or otherwise pertaining to the Business or affecting the Purchased Assets (collectively referred to herein as the "Miscellaneous Assets").

         1.2 Excluded Assets. Notwithstanding the provisions of section 1.1 hereof, the following assets pertaining to the Business (collectively referred to herein as the "Excluded Assets") shall be retained by the Seller, shall not be sold and transferred to the Buyer on the Closing Date and shall not create any obligation or commitment of the Buyer after the Closing:

          (a) all right, title and interest of the Seller in and to all cash, bank balances, money in possession of banks and similar cash items;

          (b) all Excluded Accounts Receivable (as that term is defined in Section 1.1(b) hereof);

          (c)  all employment agreements, whether written or verbal;

          (d) all Employee Plans (within the meaning of Section 4.21 hereof) and

          (e) all the computer hardware and software and related information used by or useful to the Seller which has been provided by the Seller's affiliate, Power Parts Company, prior to the Closing.

         1.3 Instruments of Conveyance and Transfer of Purchased Assets. At the Closing, to effect the transfers, conveyances and assignments from the Seller to the Buyer as herein provided, the Seller shall deliver to the Buyer the following bills of sale, certificates, assignments and other instruments of transfer assigning, transferring and conveying to the Buyer good and marketable title 3.

to all of the Purchased Assets to be transferred hereunder, free and clear of all security interests, mortgages, pledges, claims, liens, taxes, charges and any other encumbrances or restrictions of any kind whatsoever except as expressly permitted under this Agreement, all in form and substance reasonably satisfactory to counsel for the Buyer, and dated the Closing Date:

          (a) assignments (and consents thereto) of all leases and leasehold interests in real and personal property;

          (b)  bill(s) of sale for all tangible personal property;

          (c) assignments of all contracts and other intangible assets to be transferred pursuant to this Agreement, including, without limitation, the Assigned Contracts described in Disclosure
               Exhibit 1.1-D hereto; and

          (d) such other instruments or documents as the Buyer may reasonably request in connection with the transfer to it of any personal property to be transferred under this Agreement.

         Seller further covenants and agrees to execute and deliver, from time to time after the Closing and without further consideration, such other documents and instruments of assignment, transfer or conveyance of any of the Purchased Assets as the Buyer may reasonably require to evidence or perfect the Buyer's right, title and interest in and to the Purchased Assets and the Business.

         1.4 Assignment of Contracts and Rights. This Agreement shall not constitute an agreement to assign any claim, contract, license, lease commitment, sales or purchase order, or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted transfer or assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the respective rights the Buyer or the Seller have thereunder. If such third party consent is not obtained, or if an attempted transfer or assignment thereof would be ineffective or would affect the rights of the Seller thereunder so that the Buyer would not in fact receive all such rights, the Seller shall use reasonable, good faith efforts to cooperate with the Buyer in any arrangement designed to provide for the Buyer those benefits to which the Seller would be due. Such arrangements may include, but are not limited to, obtaining such consent promptly and the enforcement for the benefit of the Buyer of any and all rights of the Seller against a third party thereto arising out of the breach or cancellation by such third party or otherwise. All transfers or assignments to the Buyer of any claim, contract, license, lease, agreement, commitment or sales or purchase order which shall require the consent or approval of any third party shall be made subject to such consent or approval being obtained. In the event the Seller is unable to obtain any necessary consent, and the Buyer and the Seller are unable to make the arrangements designed to provide the Buyer with the benefits under the applicable agreement and the third party to such contract refuses performance by the Buyer in writing, the Seller and Parent shall put the Buyer in the same financial position as the Buyer would have been if such contract was assigned or performance under such agreement was accepted.

                                                        4.

II.      CONSIDERATION AND METHOD OF PAYMENT

         2.1 Consideration. For and in full consideration of the sale, assignments, conveyances and transfers of the Purchased Assets described herein, and in consideration of the representations, warranties, covenants and agreements of the Seller provided herein, the Buyer shall:

          (a) pay to the Seller the sum of Four Million Five Hundred Thousand Dollars ($4,500,000.00) (the "Estimated Purchase Price") plus any increase or less any decrease, as the case may be, by the amount of any Adjustment (as that term is defined in Section 2.3(c) hereof) (the "Final Purchase Price"), subject to escrow as set forth in, and in accordance with, this Agreement and the Escrow Agreement (as described in Section 2.4 below); and

          (b) assume the Assumed Obligations in accordance with Section 2.6 hereof.

         The net amount of the adjustments, including prorations, required pursuant to Section 2.7 below, to the extent determinable on the Closing Date, shall be separately paid by the Buyer to the Seller or the Seller to the Buyer, as the case may be, by check at the Closing, with final settlement within ninety (90) days thereafter.

         2.2 Payment of Purchase Price. At the Closing, the Buyer shall pay the Final Purchase Price in the following manner:

          (a) the amount equal to the Final Purchase Price minus the sum of Two Hundred Thousand Dollars ($200,000.00) shall be paid to or upon the order of the Seller in immediately available funds; and

          (b) the remaining sum of Two Hundred Thousand Dollars ($200,000.00) shall be deposited, held, invested, and disbursed in accordance with the terms of Section 2.4 of this Agreement and the Escrow Agreement (as that term is defined in Section 2.4 hereof).

         2.3 Estimated Purchase Price Adjustments.

          (a) Representatives of the Seller and the Buyer shall jointly determine the actual amount of the Net Accounts Receivable as of the close of business on the day immediately preceding the Closing Date (the amount thereof being referred to herein as the "Closing Net Accounts Receivable Amount") which shall reflect the Net Accounts Receivable (as that term is defined in Section 1.1(b) hereof) carried on the regular books of account of the Seller, maintained in the ordinary course of business and prepared in accordance with generally accepted accounting principles consistently applied by the Seller, on such date.


                                                        5.

          (b) On the day immediately preceding the Closing Date (the "Inventory Valuation Date"), or on such other date(s) before the Closing Date as the Seller and the Buyer shall mutually agree, representatives of the Seller and the Buyer shall jointly determine the fair market value of all items of the Inventories (the "Closing Inventory Amount"). For this purpose, the "fair market value" of each item of the Inventories (as that term is defined in Section 1.1(a) hereof) shall be the lesser of the cost or the fair market value of that item as of the Inventory Valuation Date. Notwithstanding the foregoing, for purposes of the adjustment described herein, the Closing Inventory Amount shall not exceed One Million Five Hundred Sixty-Five Thousand Dollars ($1,565,000).

          (c) Upon certification of the Closing Net Accounts Receivable Amount and the Closing Inventory Amount, the Final Purchase Price shall be computed by adding to the Estimated Purchase Price an amount
               (i) which is the sum of (x) the Total Closing Net Accounts Receivable, plus (y) the lesser of the Inventory Amount or $1,565,000, minus (z) $3,200,000. The adjustment provided in this
               Section 2.3(c) (the "Adjustment") may be positive or negative. Notwithstanding the foregoing, if any dispute arises over any item reflected in or omitted from the certified list of the Closing Inventory Amount, the Total Closing Net Accounts Receivable plus Closing Inventory Amount net of any disputed amount of the Closing Inventory Amount shall be the Adjustment for purposes of the Closing.

          (d) If the representatives of the Seller and the Buyer are unable to agree prior to the Closing with respect to any determination of the fair market value of any items of the Inventories for the purpose of determining the Closing Inventory Amount, the Seller and the Buyer hereby agree that such determination shall be referred to Price Waterhouse (or, if such accounting firm has been employed by any party hereto (or an affiliate thereof) during the five (5) years preceding the date of such referral or cannot for any reason serve to resolve the dispute, then to an independent public accounting firm of national stature mutually approved by the parties hereto) (the "Selected Accountants"), which shall promptly make such a determination. The determination of the Selected Accountants shall be conclusive and binding on both the Seller and the Buyer. One half of the fees of the Selected Accountants shall be borne by the Seller, and one half thereof shall be borne by the Buyer. Within five (5) business days following the determination of the Adjustment by the Selected Accountants, the amount of any further Adjustment required by this Section 2.3 to the Estimated Purchase Price because of the determination by the Selected Accountants, plus interest from and after the Closing Date to and including the date of payment of such Adjustment at the rate of 5.0 percent per annum, shall be paid by the Buyer to the Seller in immediately available funds, or, alternatively, the Buyer by the Escrow Agent (as defined hereafter) immediately in the amount of such further Adjustment payable to the Buyer.


                                                        6.

          (e) To the extent that the Selected Accountants have made a determination of an Adjustment resulting in an obligation by the Seller to the Buyer pursuant to Section 2.3(d) hereof and Parent or Seller shall have failed to pay the Buyer such amount, then Parent and the Seller acknowledge and agree that the Buyer may withhold payment as a set-off against amounts that shall become due and payable to Parent under the terms of the Sublease (as that term is defined in Section 6.4 hereof).

         2.4 Escrow.

          (a) At Closing, the Seller, the Buyer and West Des Moines State Bank, West Des Moines, Iowa, as Escrow Agent (the "Escrow Agent") shall execute and deliver an Escrow Agreement substantially in the form of Appendix I (the "Escrow Agreement"); and, in accordance with
               Section 2.2(b) hereof, the sum of Two Hundred Thousand Dollars ($200,000.00) shall be deposited, held, invested and disbursed in accordance with the terms of this Section 2.4 and the Escrow Agreement.

          (b) If, on November 1, 1996, any portion of the Closing Net Accounts Receivable Amount transferred and assigned to the Buyer on the Closing Date shall remain uncollected, then on November 1, 1996 the Buyer shall "put" any or all of the Uncollected Closing Net Accounts Receivable to Seller by delivering to the Seller with a copy to the Escrow Agent (i) written notice of the amount of each Uncollected Closing Net Account Receivable and the name of the party responsible for payment of such Uncollected Closing Net Account Receivable (the "Put Notice") and (ii) such instruments necessary to effect the lawful assignment and transfer to the Seller of those Closing Net Accounts Receivable being "put"to the Seller. In the event that Buyer has given Seller the Put Notice as provided herein, the Escrow Agent shall immediately without further notice release from escrow and deliver to the Buyer an amount of funds equal to the amount of the Uncollected Closing Net Accounts Receivable "put" to the Seller as described in the Put Notice and the Escrow Agent shall release to the Seller the remaining amount, if any, held under the Escrow Agreement. On November 2, 1996, the Escrow Agent shall pay to the Seller all amounts in the Escrow Fund if the Buyer has not given Seller the Put Notice. As used in this Section 2.4, the term "Uncollected Closing Net Accounts Receivable" shall mean that amount equal to that portion of the Closing Net Accounts Receivable Amount that shall remain uncollected by the Buyer as of the close of business on October 31, 1996.

          (c) To the extent the amount of the Uncollected Closing Net Accounts Receivable or the amount of any Adjustment owed by the Seller to the Buyer as a result of the Selected Accountant's determination under Section 2.3(d) hereof shall exceed the funds held under the Escrow Agreement at any time, Parent hereby agrees to immediately pay to the Buyer in immediately available funds the amount of such excess.

                                                        7.

         2.5 Obligations. Except as set forth in Section 2.6 below, the Buyer expressly does not, and shall not, assume or be deemed to have assumed under this Agreement or by reason of any transactions contemplated hereunder any debts, liabilities (contingent or otherwise) or obligations of the Seller of any nature whatsoever, including, without limitation, (a) excise or property taxes, contracts, agreements, commitments and leases required to be listed but not listed on any Disclosure Exhibit hereto (as such Disclosure Exhibits are amended in accordance with this Agreement), (b) all liabilities and obligations, including, without limitation, any product liability claims, arising out of or relating to the sale of products of the Business, including, without limitation, manufactured, purchased or fabricated by the Seller, (c) obligations arising out of or in connection with any litigation, proceeding or investigation of any nature arising out of the operation of the Business, (d) liabilities or obligations (contingent or otherwise) in connection with any current or prior employment contract with any employee, whether written or verbal, or any current or prior Employee Plan within the meaning of Section 4.21 and (e) all liabilities and obligations (contingent or otherwise) for environmental matters arising under any and all local, state, regional or federal law or jurisdiction, for conduct, noncompliance, status, releases, events or occurrences prior to the Closing Date.

         2.6 Assumed Obligations. At the Closing the Buyer shall deliver an undertaking satisfactory in form and substance to the Seller and its counsel (the "Assumption Agreement") whereby the Buyer shall assume and agree to pay, perform and discharge when due, subject to Section 2.4 hereof, the following liabilities and obligations of the Seller to the extent the same are attributable to the Purchased Assets and unpaid at the Closing Date (the "Assumed Obligations"):

         (a) the Trade Payables (as that term is defined in Section 4.15 hereof) of the Seller as of the Closing Date not to exceed in the aggregate the sum of Seven Hundred Fifty Thousand Dollars ($750,000.00), to be paid by Buyer in accordance with their respective terms;

         (b) all liabilities and obligations of the Seller for performance, after the Closing Date, under the Assigned Contracts (other than any Excluded Asset).

         The Buyer and the Seller acknowledge and agree that any provision of this Agreement to the contrary notwithstanding, all liabilities and obligations arising out of or relating to the sale of products of the Business, including product liability claims, shall be the responsibility of the party which manufactured or fabricated the product in question sold to the third-party customer.

         2.7 Adjustments and Prorations. All ad valorem real estate and other property taxes, real or personal, shall be adjusted and prorated between the Seller and the Buyer as of the Closing Date in accordance with generally accepted accounting principles consistently applied by the Seller.
Prorations and adjustments under this Section 2.7 shall be determined and paid as provided in Section 2.2.


                                                        8.

         2.8 Allocation of Final Purchase Price. For the purpose of determining the allocation of the amount of the Final Purchase Price and the Assumed Obligations among the Purchased Assets, the parties hereto agree that the Buyer and Seller shall mutually determine an allocation of the amount of the Final Purchase Price and the Assumed Obligations among the Purchased Assets (the "Allocation"), and the Seller and the Buyer agree to jointly execute and report a Form 8594 in a manner consistent with the allocation.

III.     THE CLOSING

         The closing with respect to the transactions provided for in this Agreement (the "Closing") shall take place at the offices of Ahlers, Cooney, Dorweiler, Haynie, Smith & Allbee, P.C., 600 Court Avenue, Des Moines, Iowa 50309, at 10 o'clock a.m. on July 26, 1996 (the "Closing Date") or at such other place or on such date as the parties hereto may mutually agree.

IV.      REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER AND PARENT

         A. The Seller hereby represents and warrants to, and covenants and agrees with, the Buyer as follows:

         4.1 Organization; Power; Good Standing. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Illinois. The Seller has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as now being conducted and to enter into this Agreement and perform its obligations hereunder. The Seller has not failed to qualify to do business in any jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary.

         4.2 Affiliates; Officers and Directors.

          (a) The Seller is a wholly-owned subsidiary of Power Parts Company, a Nevada corporation which is a wholly-owned subsidiary of Parent, a Delaware corporation; and

          (b) Disclosure Exhibit 4.2 hereto sets out a true and complete list of the officers and directors of the Seller.

         4.3 Authority Relative to Agreement; Binding Obligation. The execution, delivery and performance of this Agreement by the Seller have been duly and effectively authorized by all necessary corporate action by the Seller, including approval of the entire transaction by the requisite vote of the Seller's board of directors and shareholders; if required. This Agreement has been duly executed by the Seller and is a valid, legally binding and enforceable agreement of the Seller enforceable in accordance with its terms, except as its enforceability may be limited by bankruptcy,

                                                        9.

insolvency, moratorium or other laws relating to or affecting creditor's rights generally and the exercise of judicial discretion in accordance with equitable principles.

         4.4 Effect of Agreement. Except as set forth in Disclosure Exhibit 4.4 hereto, the execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby will not (i) require the consent, approval or authorization of any person, corporation, partnership, joint venture or other business association or public authority (other than the shareholders of the Seller); (ii) violate, with or without the giving of notice or the passage of time, or both, any provisions of law or statute or any rule, regulation, order, award, judgment or decree of any court or governmental authority or of any license applicable to the Seller or its assets; or (iii) with or without the giving of notice, the passage of time, or both conflict with or result in a breach or termination of any provision of, accelerate the performance or maturity of, constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the Purchased Assets pursuant to any corporate charter, bylaw, indenture, note, bond, mortgage, deed of trust, lease, contract, permit, agreement or other instrument, or any order, judgment, award, decree, statute, ordinance, regulation or any other restriction of any kind or character, to which the Seller is a party, or by which the Seller or any of the Purchased Assets may be bound.

         4.5 Financial Statements. The unaudited balance sheets of the Seller, at December 31, 1995 and 1994 and related statements of liabilities and stockholders' equity for each of the two years then ended, and the unaudited balance sheet of the Seller, at April 26, 1996, and related statement of liabilities and stockholders' equity for the same period, all as set forth in Disclosure Exhibit 4.5 hereto, are in accordance with the books and records of the Seller, are complete and correct in all material respects, fairly present the financial position and results of operations of the Seller as of the dates and for the periods indicated and have been prepared in conformity with generally accepted accounting principles applied on a basis consistent with prior years. The unaudited balance sheets at December 31, 1995 and 1994 and the statements of liabilities and stockholders' equity for the same periods and the unaudited balance sheet at April 26, 1996 and related statement of liabilities and stockholders' equity for the four months ended April 26, 1996, as described above, are collectively referred to herein as the "Financial Statements" .

         4.6 Undisclosed Liabilities. Except as and to the extent disclosed in the Financial Statements or as set forth in Disclosure Exhibit 4,5 or 4.6 hereto, the Seller had, at the respective dates of the Financial Statements and as of the date of this Agreement no material liabilities or obligations of any kind, whether accrued, absolute, contingent or otherwise, whether or not such liabilities or obligations would have been required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles.

         4.7 Absence of Certain Changes or Events. Since December 31, 1995, except as otherwise disclosed in Disclosure Exhibit 4.5 or 4.7 hereto, in conducting its Business and affairs, including but not limited to use and operation of the Purchased Assets, the Seller has not, and will not have as of the Closing Date:


                                                        10.

          (a) incurred any obligation or liability (contingent or otherwise) except (i) normal trade or business obligations incurred in the ordinary course of business, the performance of which will not, individually or in the aggregate, have a material adverse affect on the Seller's financial condition or results of operations and
               (ii) obligations under contracts, leases, supply agreements, purchase orders, licenses, agreements, and other commitments described in Disclosure Exhibit 1.1-D hereto the performance of which will not, individually or in the aggregate, have a material adverse affect on the Seller's Business, financial condition or results of operations;

          (b) discharged or satisfied any lien or encumbrance or paid any obligation or liability (contingent or otherwise), except (i) current liabilities included in the Financial Statements, (ii) current liabilities in excess of $25,000 in the aggregate that have been incurred since the date of the Financial Statements in the ordinary course of business and (iii) scheduled payments pursuant to obligations under contracts, leases, supply agreements, purchase orders, licenses, agreements and other commitments described in Disclosure Exhibit 1.1-D hereto;


          (c) mortgaged, pledged or subjected to any lien, charge, security interest or to any other encumbrance any of the Purchased Assets (whether tangible or intangible);

          (d) made any material additions to, sold, assigned, transferred, conveyed, leased or otherwise disposed of, or agreed to sell, assign, transfer, convey, lease or otherwise dispose of, any of the Purchased Assets, except for items of Inventories for fair and adequate consideration in the ordinary course of the Business;

          (e) canceled or compromised any debt or claim, except for adjustments made in the ordinary course of Business which, in the aggregate, are not material;

          (f) waived or released any material rights, whether or not in the ordinary course of business;

          (g) transferred or granted any rights under any concessions, leases, licenses, agreements, patents, inventions, trademarks, trade names, copyrights, or with respect to any know-how;

          (h) made or granted any general wage or salary increase or entered into any employment contract with any officer or employee involving an annual basic rate of compensation in excess of $25,000 or a period of employment of more than thirty days;

          (i) entered into any transaction, contract or commitment other than in the ordinary course of business;

          (j) made any capital expenditure or entered into any commitment therefor;

                                                        11.

          (k) suffered any material casualty loss or damage, whether or not such loss or damage shall have been covered by insurance;

          (l) suffered any material adverse change in the Seller's Business, the Purchased Assets or the operations, earnings, liabilities, properties, business relationships, prospects or condition (financial or otherwise), or in the results of the Seller's Business and operations;

          (m) lost any supplier or suppliers which loss or losses, individually or in the aggregate, have or may have a material adverse affect on the results of the Seller's Business and operations;

          (n) lost any customer or customers which loss or losses, individually or in the aggregate, have or may have a material adverse affect on the results of operations of the Seller; or

          (o) introduced or permitted any material change to occur with respect to the Seller's Business and operations, including, without limitation, its method of accounting, whether by act or by lapse of time or attention.

         4.8 Tax Matters. The Seller has duly filed with the appropriate United States, state and local governmental agencies, and with the appropriate foreign countries and political subdivisions thereof, all tax returns and reports required to be filed under the Internal Revenue Code of 1986, as amended (the "Code"), or the statutes, rules, ordinances, regulations or other laws of any state, county, city or other political subdivision of a state; such returns and reports are accurate and complete; and the Seller has paid in full or made adequate provisions for all taxes, interest, penalties, assessments or deficiencies shown to be due on such tax returns and reports or claimed to be due by any taxing authority or otherwise due and owing. The Seller has made all withholdings of tax required to be made under all applicable United States, state and local tax regulations, and such withholdings have either been paid to the appropriate governmental agencies or set aside in accounts for such purpose or accrued, reserved against and entered upon the books of the Seller. The provisions for income taxes payable reflected in the Financial Statements are adequate. The United States income tax liabilities of the Seller have been examined and reported on by the Internal Revenue Service (or closed by applicable statutes of limitations) and finally determined and fully paid for all fiscal years prior to and including the fiscal year ended October 28, 1992. The Seller has not executed or filed with the Internal Revenue Service or any other taxing authority, domestic or foreign, any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any taxes. The Seller is not a party to any pending action, proceeding, suit, investigation or audit nor to Seller's knowledge is any action, proceeding, suit, investigation or audit threatened, by any governmental authority for assessment or collection of taxes and no claim for assessment or collection of taxes has been asserted or proposed against the Seller.

                                                        12.

Further, the Seller has not received any notice of, and is not aware of any information of, any increase or intention to seek increases in the assessed value of the Purchased Assets.

         4.9 Title to Properties; Absence of Liens and Encumbrances; Leases.

          (a) The Seller has good and marketable title to all of its properties and assets, including, without limitation, the Purchased Assets, tangible and intangible, free and clear of all mortgages, pledges, claims, liens, changes, security interests and any other encumbrances hereto, other than (i) as specifically disclosed in Disclosure Exhibit 4.9 hereto, (ii) any liens for taxes not yet due and payable or being contested in good faith by appropriate proceedings and (iii) such imperfections of title, easements, liens, pledges, charges and encumbrances, if any, as do not materially detract from the value or interfere with the present use of any of its properties or otherwise materially impair its business operations.

          (b) All leases and easements pursuant to which the Seller leases or uses any real or personal property belonging to or used in its Business and all licensing agreements belonging to or used in its Business and to which the Seller is a party are in good standing and are valid and binding in accordance with their terms; and there is not under any of such leases, easements or licensing agreements any existing default, event of default or event which with notice or lapse of time, or both, would constitute a default (and in respect of which the Seller has not taken adequate steps to prevent such a default or event of default from occurring). None of the rights of the Seller under any of such leases, easements or licensing agreements is subject to termination or modification as the result of the transactions contemplated hereby.

         4.10 Litigation. There are no claims, actions, suits, proceedings or investigations pending or to Seller's knowledge threatened against or affecting the Seller at law or in equity, or before or by any federal, state, municipal or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, United States or foreign.

         4.11 Labor Controversies. All employees are employees at will. Except as set forth on Disclosure Exhibit 4.11 hereto, there are no controversies pending or to Seller's knowledge threatened between the Seller and any of its employees and the Seller has not taken or failed to take any action which would provide a reasonable basis for any such controversy. The Seller has complied with all material laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining and the payment of social security and similar taxes, and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. To the best of Seller's knowledge, there are no present employees of the Seller who will not be available for employment by the Buyer on substantially the same terms and conditions as they are presently employed by the Seller. There are no organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees of the Seller.


                                                        13.

         4.12 Patents; Trademarks; Intellectual Property Rights. The Seller has protected by way of trademark, trade name or otherwise to the fullest extent permitted by the law the names set forth in Disclosure Exhibit 4.12 hereto. No other patents, trademarks, trade names, copyrights, trade secrets, registrations, applications, technical information, data, formulae, blueprints, drawings, computer hardware and software, proprietary know-how, manufacturing procedures, process and the like ("Intellectual Property Rights") are necessary for the conduct of the Sellers' business as now conducted. All such Intellectual Property Rights are in good standing, are valid and enforceable and are free from any default on the part of the Seller. The Seller is not a licensor or licensee of any Intellectual Property Rights, nor is the Seller violating the Intellectual Property Rights of others. No director, officer or employee of the Seller owns, directly or indirectly, in whole or in part, any of the Intellectual Property Rights or interests therein which the Seller has used, is presently using, or the use of which is necessary for the Seller's business as now conducted.

         4.13     Purchased Assets; Inventory.

          (a) The Purchased Assets, including, without limitation, each item of Equipment as identified in Disclosure Exhibit 1.1-C are in Sellers' possession and good operating condition and repair, normal wear and tear excepted and are suitable and useable in the ordinary course of the Business for the uses and purposes for which they are being used or intended. There are no actions pending or to Seller's knowledge threatened or consent decrees, orders or agreements entered by the United States, any state or local regulatory agency or court with respect to the compliance of such properties or assets with applicable laws, statutes, ordinances or regulations, including, without limitation, the Environmental Laws (as that term is defined in Section 4.19 hereto).

          (b) The Inventories reflected in the Financial Statements consist of raw materials, parts and supplies, work in process, partly finished goods, finished goods and goods in transit usable for the intended purpose and salable within periods of time consistent with the Seller's past experience, in the ordinary course of business, subject only to adjustment consistent with the Seller's established accounting practices. All Inventories of raw materials, parts and supplies satisfy industry standards of quality for the intended use of such assets and are in good condition and usable for their intended purpose and use in the regular and ordinary course of the Business; and all Inventories of goods in process, partly finished goods, finished goods and goods in transit satisfy the industry standards of quality, without any material defect, for such assets and are usable or salable in the regular and ordinary course of the Business. The Inventories are not either inadequate or excessive in kind or amount in light of the Seller's past experience in the ordinary course of the Business and the Seller's obligations under the Assigned Contracts.

         4.14 Insurance. All of the insurable properties constituting the Purchased Assets are adequately insured for the Seller's benefit against all risks usually insured against by persons owning

                                                        14.

or operating similar properties in the localities where such properties are located, all under valid and enforceable policies insured by insurers of recognized responsibility. The operations constituting the Business have been continuously covered, without gaps in such coverage, since the date of the Seller's acquisition of the Business and will be covered as of the Closing Date by liability and worker's compensation insurance. The Seller is adequately insured, for its benefit, against all product liability claims relating to products manufactured, fabricated, sold, or delivered by it to the same extent that the risks of such claims are insured against by persons manufacturing, fabricating, selling or delivering similar products, all under valid and enforceable policies issued by insurer's of recognized responsibility. The Seller is not in default with respect to any terms or conditions contained in any of its insurance policies described herein in any respect that could result in a cancellation of such policies or a refusal by the insurer to pay under such policies, nor has it failed to give any notice or represent any claim under any such insurance policies in due and timely fashion.
  Further, if a claim is made for damage occurring during the period prior to the Closing Date, which is covered by the physical damage, liability or worker's compensation insurance policy, then the Seller shall properly notify the Buyer of the pendency and amount of such claim, and the Buyer shall have the right to consult with the Seller in any negotiations or legal proceedings in respect thereto. The Seller agrees that if any award for damages is made in respect to any non-material physical damage to the Purchased Assets occurring prior to the Closing Date but is awarded after the Closing Date, then the proceeds therefrom shall be transferred promptly by the Seller to the Buyer unless such physical damage has been previously corrected by the Seller in a manner satisfactory to the Buyer.

         4.15 Trade Notes and Accounts Payable. The trade notes and accounts payable of the Seller reflected on the Financial Statements and all trade notes and accounts payable arising thereafter and prior to the Closing Date arose from bona fide transactions in the ordinary course of business of the Seller and were paid or are not yet due and payable (the "Trade Payables").

         4.16 Permits and  Licenses.  There is set forth in  Disclosure  Exhibit
4.16 a list of all permits, licenses or other authorizations of governmental authorities in effect on the date hereof applicable to any of the Purchased Assets or required by any such authority to be in effect, if not presently effective for the operation or the conduct of the Business as currently conducted by Seller, and true and correct copies of such permits, licenses or other authorizations in effect have been delivered to Buyer. Except as set forth in Disclosure Exhibit 4.16, no consent of any governmental authority is required for the assignment by the Seller to the Buyer of any of such permits, licenses or authorizations. The Business is conducted by the Seller in all material respects in accordance with the requirements of all such permits, licenses or authorizations, whether in effect or required to be in effect, and in accordance with the requirements of all governmental authorities having jurisdiction over the Business. No proceeding is pending or, to the knowledge of the Seller, threatened, looking toward the revocation or limitation of any of the permits, licenses or authorizations set forth in Disclosure Exhibit 4.16, nor has the Seller received any notice of noncompliance thereunder or any notice asserting a violation in respect of any of such permits, licenses or authorizations which remains unremedied or unresolved, or the remedy or resolution of which requires a continuing undertaking by the Seller which requires additional investment by the Seller in the Business or a

                                                        15.

change in the method of operation of the Business, nor is the Seller aware of any basis which could give rise to the delivery of such notice. To the knowledge of the Seller, no federal, state or local governmental authority has threatened to terminate or not to renew any such license, permit or authorization.

         4.17 Contracts.  All the "Assigned  Contracts" are listed in Disclosure
Exhibit 1.1-D, are, and on the Closing Date will be, in full force and effect, except as shown on Disclosure Exhibit 1.1- D. True and complete copies of all Assigned Contracts described in Disclosure Exhibit 1.1-D shall be delivered to or made available for the Buyer's review prior to June 28, 1996. At the request of the Buyer, any third party consent required for the assignment to the Buyer of any material Assigned Contract will be obtained by Seller prior to the Closing.

         Except as indicated in Disclosure Exhibit 1.1-D, there are no material contracts, agreements or commitments of any nature relating to the Business, or which affect any of the Purchased Assets, including without limitation any (i) assignment or pledge of the Seller's interest in the Business or any of the Purchased Assets, (ii) supply agreements, (iii) service agreements, (iv) individual employment agreements or collective bargaining agreements of any nature, (v) employee welfare, retirement or other benefit plans, policies or agreements, (vi) purchase orders, (vii) loan or guarantee agreements or (viii) any other type of lease agreement, commitment or contingency which may become a liability of the Buyer or the Purchased Assets upon the Buyer's assumption of the ownership, operations or management of the Business and the Purchased Assets.
         4.18 Contract Observance. Except as disclosed in Disclosure Exhibit 1.1-D to this Agreement, the Seller has complied, and currently is in compliance with, the material provisions of all Assigned Contracts, and neither the Seller nor, to the knowledge of the Seller, any other party thereto is in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein, and no event has occurred which, with or without the giving of notice or lapse of time, or both, would constitute a default thereunder by the Seller or by any other party.

         4.19     Environmental Matters.

          (a) To the best of Seller's knowledge, the Seller has obtained all permits, licenses and other authorizations which are required to conduct the Business under all Federal, state, county and local statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, concessions, grants, franchises, agreements or governmental restrictions relating to human health, the environment or the general treatment, storage, recycling, transportation, release or disposal of any materials into the environment (collectively, "Environmental Laws"). Seller is in compliance (i) with the terms and conditions of all such permits, licenses and authorizations and (ii) with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Environmental Law applicable to it in connection with the conduct of the Business or in any regulation, code, plan, 16. order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. In addition, no notice, notification, demand, request for information, citation, summons or order has been received and, to the best of Seller's knowledge, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any Federal, regional, state, county or local government or any executive, legislative, judicial, regulatory or administrative entity, or other governmental entity with respect to any alleged failure by the Seller to have any environmental permit, license or authorization required in connection with the conduct of the Business or with respect to any generation, treatment, storage, recycling, transportation, release or disposal, or any release as defined in 42 U.S.C. Section 9601(22) ("Release") of any hazardous substance, waste or material regulated under Environmental Laws or other Hazardous Materials generated by the Seller in the conduct of the Business. For the purposes of this Agreement, "Hazardous Materials" shall mean substances defined as "hazardous substances", "toxic substances" or "hazardous wastes" in the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Federal Hazardous Materials Transportation Act, as amended, and the Resource Conservation and Recovery Act, as amended; oil and underground storage tanks; asbestos and material containing asbestos; and those substances defined as "hazardous wastes", "hazardous materials" or "hazardous substances" in the laws of the State of Illinois, and as such substances are defined in the regulations adopted and publications promulgated pursuant to said laws.

          (b) The Seller has not disposed of any Hazardous Material on the property leased by the Seller with respect to the Business; and to the best of the Seller's knowledge:

                    (i) no PCB is or has been present at the property leased by the Seller with respect to the Business;

                    (ii) no  asbestos  is or has been  present  at the  property leased by the Seller with respect to the Business;

                    (iii)there are no  underground  storage  tanks for Hazardous
                         Materials, active or abandoned, at the property leased by the Seller with respect to the Business;

                    (iv) no  Hazardous  Materials  have  been  released  by  the
                         Seller, in a reportable quantity, where such a quantity has been established by statute, ordinance, rule, regulation or order, at, on or under the property leased by the Seller with respect to the Business; and

                    (v) no Hazardous Materials have been otherwise released by the Seller at, on or under the property leased by the Seller with respect to the Business, and no

                                                        17.

                           Hazardous Materials have ever been released at, on or under any property adjoining the property leased by the Seller with respect to the Business.

          (c) The Seller has not received any notification and does not otherwise have any knowledge with respect to any liability at any location which is listed on the National Priorities List under CERCLA, listed for possible inclusion on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability and Information System ("CERCLIS") by the Environmental Protection Agency or on any similar state list or which is the subject of Federal, state or local enforcement actions or other investigations which may lead to claims against the Seller for clean-up costs, remedial work, damages to natural resources or personal injury claims, including, but not limited to, claims under CERCLA.

          (d) No oral or written notification of a Release of a Hazardous Material has been filed by or on behalf of the Seller with respect to the Business and no property now or previously owned or, to the best of the Seller's knowledge, leased by the Seller with respect to the Business is listed or, to the best of the Seller's knowledge, proposed for listing on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS or on any similar state list of sites requiring investigation or clean-up.

          (e) There are no encumbrances in favor of any governmental authority for (i) any liability under Environmental Laws or (ii) damages arising from or costs incurred by such governmental authority in response to a Release or threatened Release of Hazardous Waste or any toxic waste, substance or constituent or other substance into the environment (collectively, "Environmental Encumbrances") arising under or pursuant to any Environmental Laws, and, to the best of the Seller's knowledge, no governmental actions have been taken or are in process which could reasonably be anticipated to subject the Business to such Environmental Encumbrances and, to the best of the Seller's knowledge, the Seller is not required to place any notice or restriction relating to the presence of Hazardous Materials at the site of the Business.

         4.20 Compliance with Applicable Law. The conduct of the Seller's Business does not violate or infringe any material domestic or foreign laws, statutes, ordinances or regulations or any material right or patent, trademark, trade name, copyright, know-how or other proprietary right of third parties, the enforcement of which would adversely affect the Seller's Business or the value of its properties and assets.

         4.21     Plans and Agreements Relating to Employees.

          (a) Except as set forth on Disclosure Exhibit 4.21 attached hereto, there are no employee benefit plans, contracts or arrangements of any type (including, without limitation, (i) any employee benefit plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and (ii) any personnel policies,
 18.

               deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, golden parachute (or similar) agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, employment contracts and other similar plans, agreements and arrangements which are not so described) which are currently in effect or will be in effect on the Closing Date for the benefit of employees of the Seller (or beneficiaries of such employees) who provide or provided services to or in connection with the Business. Each of such employee benefit plans, contracts or arrangements is herein referred to as an "Employee Plan."

          (b) The Seller has delivered to the Buyer true, correct and complete copies with respect to each Employee Plan.

          (c) With respect to each funded Employee Plan which is an employee pension plan within the meaning of Section 3(2) of ERISA, (i) the plan is a qualified plan under Section 401(a) of the Code, and its related trust is exempt from federal income taxation under
               Section 501(a) of the Code; (ii) the plan is covered by a favorable determination letter with respect to its qualified status, and all amendments or other actions required by such determination letter have been adopted or taken; (iii) there is no change in the relevant facts or circumstances which would make the submission on which such determination letter was based materially inaccurate or which would otherwise adversely affect the qualified status of the plan; (iv) no prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code) have occurred; (v) there has been no accumulated funding deficiency within the meaning of Section 302(a)(2) of ERISA or
               Section 412 of the Code, whether or not waived; (vi) the plan has been administered in accordance with its terms and the provisions of applicable law; (vii) no event has occurred and no circumstance exists or is expected to occur or exist under which Seller or any other person has incurred or may incur, directly or indirectly, liability under the provisions of Title IV of ERISA;
               (viii) no actions, suits or claims (other than routine claims for benefits) are pending, threatened or imminent against Seller or any fiduciary (as defined in Section 3(21) of ERISA) of the plan;
               (ix) all disclosures, notices and filings required by applicable law have been timely made, transmitted or filed as the cases may be; and (x) all contributions for all periods ending prior to the Closing (including periods from the first day of the current plan year to the Closing) will have been made prior to or as soon as practicable after the Closing by Seller in accordance with the terms of the plan and applicable law.

          (d)  Disclosure  Exhibit  4.21  sets  forth  a list  of  the  Seller's
               employees,   together  with  their  annualized  base  pay  and  a
               description of the amount and basis of their other compensation.


                                                        19.

          (e) The Seller is not a party to any collective bargaining agreement covering the employment of any employees, or to any employee welfare benefit plan or employee pension benefit plan which is a multi employer plan within the meaning of Section 3(37) of ERISA covering any such employee.

          (f) With respect to each Employee Plan which is a group health plan within the meaning of Section 5000(b)(1) of the Code, the Seller has complied with the provisions of Section 4980(B) of the Code.

         4.22 Purchased Assets' Relationship to Business of the Seller. Except as set forth in Disclosure Exhibit 4.22, the Purchased Assets, including, without limitation, the Assigned Contracts and Equipment, constitute, and will constitute as of the Closing Date, all of the properties and assets (other than any Excluded Asset) used or useful in or necessary to the conduct of the Business and operations of the Seller and, as such, constitute, and will constitute as of the Closing Date, all of the properties and assets necessary in order for the Buyer to conduct the Business as a going concern subsequent to the Closing in the same manner in which the Business was conducted by the Seller at December 31, 1995 as reflected in the Financial Statements.

         4.23 Net Accounts Receivable. The Net Accounts Receivable (as that term is defined in Section 1.1(b) hereof) (i) represent undisputed, bona fide transactions completed in the ordinary course of the Business and in accordance with the terms and provisions contained in the invoices therefor, (ii) are not subject to set-offs, counterclaims or disputes presently extant or asserted with respect thereto and (iii) are not subject to any agreement with any obligor therefor for any deduction therefrom.

         4.24 Misstatements and Omissions. No representation or warranty made by Seller in this Agreement, and no statement made in any schedule, certificate or other document furnished pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or fails to state, or will omit or fail to state as of the Closing Date, any material fact or information necessary to make such representation or warranty or any such statement not materially misleading.

         4.25 Books and Records. The books, records and work papers of the Seller are complete and correct, have been maintained in accordance with generally accepted accounting principles, as consistently applied in preparing the Financial Statements and good business practices and accurately reflect the basis for the financial condition and results of operations of the Seller set forth in the Financial Statements.

         B. The Parent hereby represents and warrants to, and covenants and agrees with, the Buyer as follows:

         4.26 Organization; Power; Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Parent has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as now

                                                        20.

being conducted and to enter into this Agreement and perform its obligations hereunder. Parent has not failed to qualify to do business in any jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary.

         4.27 Authority Relative to Agreement; Binding Obligation. The execution, delivery and performance of this Agreement by Parent have been duly and effectively authorized by all necessary corporate action by Parent, including approval of the entire transaction by the requisite vote of Parent's board of directors and shareholders if required. This Agreement has been duly executed by Parent and is a valid, legally binding and enforceable agreement of Parent enforceable in accordance with its terms, except as its enforceability may be limited by bankruptcy, insolvency, moratorium or other laws relating to or affecting creditor's rights generally and the exercise of judicial discretion in accordance with equitable principles.

         4.28 Effect of Agreement. The execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby will not (i) require the consent, approval or authorization of any person, corporation, partnership, joint venture or other business association or public authority (or of the shareholders of Parent); (ii) violate, with or without the giving of notice or the passage of time, or both, any provisions of law or statute or any rule, regulation, order, award, judgment or decree of any court or governmental authority or of any license applicable to Parent or its assets; or (iii) with or without the giving of notice, the passage of time, or both conflict with or result in a breach or termination of any provision of, accelerate the performance or maturity of, constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the Purchased Assets pursuant to any corporate charter, bylaw, indenture, note, bond, mortgage, deed of trust, lease, contract, permit, agreement or other instrument, or any order, judgment, award, decree, statute, ordinance, regulation or any other restriction of any kind or character, to which Parent is a party, or by which Parent or any of the Purchased Assets may be bound.


V.  REPRESENTATIONS AND WARRANTIES OF THE BUYER

         The Buyer represents and warrants to the Seller and Parent as follows:

         5.1 Organization; Good Standing; Power. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Iowa and will have all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as now being conducted and to enter into this Agreement and the Assumption Agreement and perform its obligations hereunder.

         On the Closing Date the Buyer will be duly qualified to do business as a foreign corporation and will be in good standing in each of the jurisdictions in which the property owned, leased or operated by it or the nature of the business conducted by it after the consummation of the transaction contemplated hereunder makes such qualification necessary.

                                                        21.

         5.2 Authority Relative to Agreement. The execution, delivery and performance of this Agreement and the Assumption Agreement, and the transactions contemplated hereby and thereby by the Buyer, will have been duly and effectively authorized and ratified by all necessary corporate action. This Agreement has been duly executed by the Buyer and is a valid, legally binding and enforceable agreement of the Buyer. This Agreement and the Assumption Agreement will be duly executed by the Buyer and are valid, legally binding and enforceable obligations of the Buyer enforceable in accordance with its terms, except as their enforceability may be limited by bankruptcy, insolvency, moratorium or other laws relating to or affecting creditor's rights generally and the exercise of judicial discretion in accordance with equitable principles.

         5.3 Effect of Agreement. The execution, delivery and performance of this Agreement and the Assumption Agreement, and the consummation of the transactions contemplated hereby and thereby, will not (i) require the consent, approval or authorization of any person, corporation, partnership, joint venture or other business association or other public authority; (ii) violate, with or without the giving of notice or the passage of time, or both, any provisions of law applicable to the Buyer; or (iii) conflict with or result in a breach or termination of any provision of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of the Buyer pursuant to any indenture, corporate charter, bylaw, indenture mortgage, deed of trust, lease, contract, agreement or other instrument or any order, judgment, award, decree, statute, ordinance, regulation or any other restriction of any kind or character, to which the Buyer is a party, or by which the Buyer or any of its assets or properties may be bound.

VI.      TRANSACTIONS PRIOR TO THE CLOSING DATE

         6.1  Access to  Information.  The Seller  shall give to the Buyer,  its employees, counsel, accountants, engineers and other consultants and representatives, full access during normal business hours throughout the period prior to the Closing Date to the Purchased Assets, books, contracts, commitments and records of the Seller for such purposes as Buyer deems appropriate, including but not limited to testing of the Purchased Assets provided the same does not unreasonably interfere with the Seller's Business, and will furnish to the Buyer during such period all such information concerning the affairs of the Seller as the Buyer or its representatives may reasonably request. The Buyer shall use its best efforts to cause its representatives to hold in strict confidence all information so obtained from the Seller and, if the transactions herein provided for are not consummated as contemplated herein, the Buyer will return all such data as the Seller may reasonably request.

         6.2 Conduct of the Seller's Business Pending the Closing Date. The Seller hereby agrees that, except as described in Disclosure Exhibit 6.2 hereto, prior to the Closing Date it will:

          (a) operate its business only in the usual, regular and ordinary manner and, to the extent consistent with such operation, use its best efforts to: preserve and promote its present business organization and reputation intact; avoid any act which might have a material adverse affect upon the value of the Business as a going concern; and keep

                                      22.

               available the services of its present officers and employees and preserve its present relationships and goodwill with persons having business dealings with it;

          (b) maintain all of its properties, including, without limitation, the Purchased Assets, in customary repair, order and condition, reasonable wear and tear excepted, and maintain insurance upon all of its properties and with respect to the conduct of its business in such amounts and of such kinds comparable to that in effect on the date hereof; and, in the event of loss, damage or destruction of any of the Purchased Assets prior to the Closing Date, or if any of the Purchased Assets shall cease to be in good operating condition or repair or shall cease to be adequate for the uses to which they are being put, the Seller shall promptly replace (or repair if appropriate) any such property at the Seller's sole cost and expense, provided that in the event of any casualty, loss, damage or destruction for which the Seller is insured, the Seller shall, at the Buyer's option, either repair or replace such damaged property or transfer the proceeds of such insurance to the Buyer;

          (c) maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years; and perform all of its obligations without default;

          (d) use its best efforts to comply duly with all laws applicable to it and the conduct of the Business;

          (e)  conduct its  operations  so as to comply  with all  Environmental
               Laws;

          (f) make or grant no general wage or salary increase or increase in compensation payable or to become payable to any employee, officer, director or agent; pay or provide for no bonus, stock option, stock purchase, profit sharing, deferred compensation, pension, multi-employer pension, retirement or other similar payment or arrangement except in the ordinary course of administering existing plans referred to in any Employee Plan ; pay or provide for no unfunded pensions, not covered by any pension plan, other than the unfunded pensions, if any, referred to in any Employee Plan and enter into no employment or consulting agreement or sales agency with respect to the performance of personal services which is not terminable without liability by the Seller on thirty days notice or less.

          (g) (i) incur or become subject to, or agree to incur or become subject to, no obligation or liability (contingent or otherwise), subject to the exceptions enumerated in Section 4.9(a) hereof;
               (ii) discharge or satisfy no lien or encumbrance and pay no obligation or liability (contingent or otherwise), subject to the exceptions enumerated in Section 4.9(b) hereof; (iii) mortgage, pledge or subject to lien, charge, security interest or any other encumbrance none of the Purchased Assets; (iv) sell, assign, transfer, convey, lease or otherwise dispose of, or agree to sell, assign, transfer, convey, lease or

                                                        23.

               otherwise dispose of, none of the Purchased Assets, except for items of Inventories for fair and adequate consideration in the ordinary course of business; (v) acquire or lease (other than a renewal of an existing lease in the ordinary course of business), or agree to acquire or lease (other than a renewal of an existing lease in the ordinary course of business), no material assets or property; (vi) cancel or compromise no debt or claim, except for adjustments or settlements made in the ordinary course of business; (vii) waive or release no rights; (viii) transfer or grant no rights under any concessions, leases, licenses, agreements, patents, inventions, trade names, trademarks, copyrights, or with respect to any know-how or Intellectual Property Rights; (ix) modify, change or terminate no existing license, lease, contract or other document; (x) make no capital expenditures and enter into no commitments therefor; (xi) enter into no collective bargaining agreement and, through negotiation or otherwise, make no commitment or incur any liability to any labor organization; (xii) enter into no transaction and make or enter into no contract or commitment which by reason of its size or otherwise is not in the ordinary course of business;

          (h)  make  no  substantial   renovation  of  property   involving  any
               substantial obligation on the part of the Seller;

          (i)  make no change in its accounting procedures;

          (j) agrees that it will enter into no transaction involving any material obligation or liability of the Seller, nor any agreement or understanding with respect to such transaction; and

          (k) will not intentionally take any action that would result in any of the Seller's representations, warranties and agreements contained in Section IV of this Agreement not being true and correct at and as of the time immediately after the occurrence of such transaction or event and as of the Closing Date.

         6.3 Consents. The Seller agrees that it shall cooperate with the Buyer to obtain prior to the Closing all such consents, assignments, and approvals as may be required in order to enable the Seller to perform its obligations hereunder, including, but not limited to, all consents and approvals required to permit it to make the transfers to the Buyer contemplated herein so that the Buyer may enjoy after the Closing all rights and benefits presently enjoyed by the Seller.

         6.4 Sublease. Parent agrees that it shall prior to or at the Closing enter into a sublease for a term of one (1) year beginning on the Closing Date for the facility at 1325 Pratt Boulevard, Elk Grove, Illinois, for the same space presently occupied by the Seller and on the same financial terms applicable to the Seller, which sublease shall contain two (2) six (6) month renewal options and shall expressly allow the Buyer the right of set-off agreed to by the parties under Section 2.3(e) hereof (the "Sublease").


                                                        24.

VII.     CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLER AND
         PARENT

         The obligations of the Seller and Parent under this Agreement are subject to the satisfaction at or prior to the Closing Date of each of the following conditions:
         7.1 Accuracy of Representations and Warranties. The representations and warranties of the Buyer herein contained shall be true and correct on and as of the Closing Date, with the same force and effect as though made on and as of such date, except as affected by the transactions contemplated hereby.

         7.2 Performance of Agreements. The Buyer shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed or complied with by it at or prior to the Closing Date.

         7.3 Officers' Certificate. The Buyer shall have furnished the Seller with a certificate, dated as of the Closing Date, of the Buyer's President and Secretary to the effect that, to the best knowledge, information and belief of such officers, the Buyer has fulfilled the conditions specified in Sections 7.1 and 7.2 hereof.

         7.4      Sublease.  The Buyer shall have entered into the Sublease.

         7.5 Opinion of Counsel. The Seller shall have received the written opinion of Ahlers, Cooney, Dorweiler, Haynie, Smith & Allbee, P.C., counsel for the Buyer, dated the Closing Date, acceptable to Seller's counsel. In rendering its opinion, such counsel may rely, to the extent appropriate, as to matters of fact upon statements and certificates of officers of the Buyer.

         7.6 Resolutions of Board of Directors. The Seller shall have received from the Buyer certified copies of the Resolutions of the Board of Directors of the Buyer approving this Agreement and authorizing the consummation of the transactions contemplated hereby.

         7.7 Actual or Threatened Actions. There shall not be any actual or, in the opinion of the Seller, threatened action or proceeding by or before any court or other governmental body or agency which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement in accordance with the terms hereof.

         7.8 Employees and Employee Benefit Matters. The Buyer shall make offers of employment, upon such terms as shall be mutually agreeable to the parties, to all employees of the Seller. The Seller and the Buyer acknowledge and agree that the Buyer does not hereby assume, and shall not be deemed to have assumed, any liability or obligations whatsoever with regard to the Seller's employees arising out of their employment by Seller prior to the Closing Date.


                                                        25.

VIII.    CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER

         The obligation of the Buyer under this Agreement to purchase the Purchased Assets and to assume the Assumed Obligations at Closing is subject to the satisfaction at or prior to the Closing of each of the following conditions precedent:

         8.1 Accuracy of Representations and Warranties. The representations and . The representations and warranties of the Seller and Parent herein contained shall be true and correct as of the date hereof and as of the Closing Date with the same force and effect as though made on and as of such date.

         8.2 Performance of Agreements. The Seller and Parent shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by the Seller or Parent, as the case may be, at or prior to the time of Closing .

         8.3 Resolutions of Board of Directors. The Buyer shall have received from the Seller certified copies of the Resolutions of the Board of Directors of the Seller approving this Agreement and authorizing the consummation of the transactions contemplated hereby.

         8.4 Actual or Threatened Actions. There shall not be any actual or, in the opinion of the Buyer, threatened action or proceeding by or before any court or other governmental body or agency which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement in accordance with the terms hereof or which might affect the right of the Buyer to own, operate or control the Purchased Assets after the Closing Date.

         8.5 Officers' Certificate. The Seller shall have delivered to the Buyer a certificate dated the Closing Date, of the President and Secretary of the Seller to the effect that the Seller has fulfilled the conditions specified in Sections 6.2, 6.3, 8.1, 8.2 and 8.4 hereof. Such certificate shall include a schedule which shall contain an update of the information disclosed in the Disclosure Exhibits hereto and a complete and correct list and description of the information specified in Section 4.10 as of a date not more than three (3) days prior to the Closing Date.

         8.6 Determination of Closing Date Net Accounts Receivable Amount. The representatives of the Seller and the Buyer shall have jointly determined the amount of the Closing Net Accounts Receivable Amount.

         8.7 Loss of Assets. No loss, destruction, impairment or condemnation of any of the Purchased Assets shall have occurred by reason of theft, loss, fire, explosion, disaster, flood, accident, strike, riot, insurrection, act of God or other similar occurrence (unless repaired, replaced or restored pursuant to Section 6.2(b) hereof prior to the Closing Date) which, individually or in the aggregate, shall have a material adverse affect on the business, operations, results of operations or condition (financial or otherwise) of either the Business or the Purchased Assets.


                                                        26.

         8.8 Accuracy of Representations and Warranties. The Buyer shall not have discovered any material error, misstatement or omission in any of the representations or warranties made by the Seller herein or in any of the Financial Statements.

         8.9 Material Changes. Prior to the Closing Date, there shall not have occurred, nor shall there exist as of the Closing Date, any event, series of events or set of circumstances which constitutes or has resulted in a material adverse change in the Business, the Purchased Assets or the material business relationships, condition (financial or otherwise) or results of the Business or operations of the Seller, since the dates of the Financial Statements.

         8.10 Consents. All material consents shall have been received by the Buyer including, but not limited to, all consents and approvals required to permit the Buyer to enjoy after the Closing Date all rights and benefits presently enjoyed by the Seller.

         8.11 Noncompetition Agreements. Parent, the Seller and each subsidiary of Parent shall execute and deliver to Buyer a noncompetition agreement in substantially the form of Appendix II attached hereto.

         8.12 Execution and Delivery of Sublease. Parent shall have executed and delivered to the Buyer the Sublease.

         8.13 Opinion of Counsel. The Buyer shall have received the written opinion of Doepken, Keevican & Weiss, counsel for the Seller, dated the Closing Date, in form acceptable to Buyer's counsel. In rendering its opinion, such counsel may rely, to the extent appropriate, as to matters of fact upon statements and certificates of officers of the Seller.

IX.      NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
         INDEMNIFICATION

         9.1 Events of Default. A breach of any representation or warranty by the Seller or Parent, or breach as a result of the failure of the Seller or Parent to perform any of its covenants and obligations under this Agreement, shall be considered a default hereunder giving rise to the indemnification set forth in Section 9.3 hereof.

         9.2 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made by the Seller and the Buyer in this Agreement or in any exhibit, certificate, document or instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby, and the remedies of the Buyer and the Seller with respect thereto, shall be deemed to be material and to have been relied upon by the Buyer or the Seller, as the case may be, shall survive the Closing Date and, except as otherwise specifically provided in this Agreement, shall remain operative and in full force and effect for a period of eighteen (18) months following the Closing Date, except as to any matters with respect to which a bona fide written claim shall have been made or an action at law or in equity shall have commenced before such date, in

                                                        27.

which event survival shall continue (but only with respect to, and to the extent of, such claim) until the final resolution of such claim or action, including all applicable periods for appeal; provided, however, that the representations, warranties, covenants and agreements contained in Section 4.9, Sections 9.3(a), 9.3(c), and 9.3(d) to the extent applicable to Section 9.3(a) or Sections 9.3(c), 9.4(a), 9.4(c), and 9.4(d) to the extent applicable to Section 9.4(a) or 9.4(c) and Section 9.7 hereof shall continue without any time limitation, and the representations, warranties and agreements contained in Sections 4.8, 4.19 and 4.21 shall survive for the periods equal to the applicable statute of limitations relating thereto. Further, notwithstanding any other provision in this Agreement to the contrary, the obligation of the Seller and Parent to indemnify and hold harmless the Buyer under Section 10.4 hereof shall begin on the Closing Date and end upon the latest of (i) three years from the date of the last filing of a return or report of Taxes relating to the Business and the Purchased Assets and covering such Taxes for which indemnification is provided in Section 10.5 hereof , (ii) the expiration of the applicable statute of limitations, or (iii) six months following the ultimate disposition of any claim with respect to any Taxes relating to the Business or the Purchased Assets.

         9.3 Indemnification to the Buyer. Parent and the Seller agree, jointly and severally, to indemnify and hold the Buyer harmless from, against and in respect of:

          (a) all obligations and liabilities of the Seller, whether accrued, absolute, fixed, contingent or otherwise, not expressly assumed by the Buyer under this Agreement;

          (b) any and all loss, liability or damage suffered or incurred by the Buyer because of a breach of any obligation or liability of the Seller under this Agreement, or because of any inaccuracy, misrepresentation or breach of any representation, warranty, covenant or agreement of the Seller or Parent (i) under this Agreement or (ii) any documents furnished to the Buyer in connection with the Closing as of the date of this Agreement and as of the Closing Date;

          (c) any and all loss, obligations and liabilities of the Seller (other than the Assumed Obligations as that term is defined in Section 2.6 hereof), including any and all claims, actions, suits, proceedings, demands and judgments, and all reasonable costs and expenses (including accounting and attorney's fees) incurred in connection therewith, resulting from any causes of action or claims of any kind asserted by unrelated third parties arising out of or relating to the Seller's actions or omissions in the conduct of the Business or ownership or operation of the Purchased Assets, including, without limitation, any action or claim arising out of or relating to products manufactured, fabricated, purchased, sold or delivered by the Seller, prior to the Closing Date without any time limitations notwithstanding any provision of Section 9.2 to the contrary; and

          (d) all reasonable costs and expenses (including accounting and attorneys' fees) incurred by the Buyer in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against it in this Section 9.3.

                                                        28.

               This agreement to indemnify the Buyer shall be in addition to any liability which the Seller may incur to the Buyer and shall not foreclose any other rights or remedies that the Buyer may have to enforce the provisions of this Agreement.

         9.4 Indemnification to the Seller and Parent. The Buyer agrees to indemnify and hold the Seller and Parent harmless from, against and in respect of:

          (a) all obligations and liabilities of the Buyer, whether accrued, absolute, fixed, contingent or otherwise, expressly assumed by the Buyer under the Assumption Agreement;

          (b) any and all loss, liability or damage suffered or incurred by the Seller or Parent because of a breach of any obligation or liability of the Buyer under this Agreement, or because of any inaccuracy, misrepresentation or breach of any representation, warranty, covenant or agreement of the Buyer (i) under this Agreement or (ii) any documents furnished to the Seller or Parent in connection with the Closing as of the date of this Agreement and as of the Closing Date;

          (c) any and all loss, obligations and liabilities of the Buyer, including any and all claims, actions, suits, proceedings, demands and judgments, resulting from any causes of action or claims of any kind asserted by unrelated third parties arising out of or relating to the Buyer's actions or omissions in the conduct of the Business or ownership or operation of the Purchased Assets, including, without limitation, any action or claim arising out of or relating to products manufactured, fabricated, purchased, sold or delivered by the Buyer (other than products manufactured or fabricated by the Seller prior to the Closing Date), after the Closing Date without any time limitations notwithstanding any provision of Section 9.2 to the contrary; and

          (d) all reasonable costs and expenses (including accounting and attorneys' fees) incurred by the Seller or Parent in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against it in this
               Section 9.4.

This agreement to indemnify the Seller or Parent shall be in addition to any liability which the Buyer may incur to the Seller or Parent and shall not foreclose any other rights or remedies that the Seller or Parent may have to enforce the provisions of this Agreement.



         9.5      Representation, Cooperation and Settlement.

          (a)  Buyer.

                                                        29.

               (i) The Buyer agrees to give prompt written notice to the Seller of any claim against the Buyer which might give rise to a claim by the Buyer against the Seller based on the indemnity agreement contained in Section 9.3 hereof, stating the nature and basis of the first-mentioned claim and the amount thereof.

               (ii) The Buyer shall have full  responsibility and authority with respect to the disposition of any action, suit or proceeding brought against it. In the event any action, suit or proceeding is brought against the Buyer with respect to which the Seller may have liability under the indemnity agreement contained in Section 9.3 hereof, however, the Seller shall have the right, without prejudice to the Buyer's rights under this Agreement, at the Seller's sole expense, to be represented by counsel of its own choosing and with whom counsel for the Buyer shall confer in connection with the defense of any such action, suit or proceeding. The Buyer shall make available to the Seller and its counsel and accountants, all books and records of the Buyer relating to such action, suit or proceeding, and the parties agree to render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such action, suit or proceeding.

          (b)  Seller.

               (i) The Seller and Parent agree to give prompt written notice to the Buyer of any claim against the Buyer which might give rise to a claim by the Seller and Parent against the Buyer based on the indemnity agreement contained in Section 9.4 hereof, stating the nature and basis of the first-mentioned claim and the amount thereof.

               (ii) The  Seller and Parent  shall have full  responsibility  and authority with respect to the disposition of any action, suit or proceeding brought against them. In the event any action, suit or proceeding is brought against the Seller and Parent with respect to which the Buyer may have liability under the indemnity agreement contained in Section 9.4 hereof, however, the Buyer shall have the right, without prejudice to the Seller's and Parent's rights under this Agreement, at the Buyer's sole expense, to be represented by counsel of its own choosing and with whom counsel for the Seller and Parent shall confer in connection with the defense of any such action, suit or proceeding. The Seller and Parent shall make available to the Buyer and its counsel and accountants, all books and records of the Seller and Parent relating to such action, suit or proceeding, and the parties agree to render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such action, suit or proceeding.

                                                        30.

         9.6 Limitation of Indemnification.

          (a) The Seller and Parent shall be liable, jointly and severally, for indemnification under this Section IX only in the event the amount of a single claim or an aggregate amount of several claims for indemnity under this Agreement by Buyer shall exceed the sum of Twenty Five Thousand Dollars ($25,000.00) but in such event for the entire amount of any claim for which indemnity would otherwise be due and payable to the Buyer hereunder; except that this limitation on the indemnification obligation of the Seller and Parent shall not apply: (a) to any amount owed by the Seller to the Buyer in connection with the computation of the Final Purchase Price, any Adjustment or the amount of Uncollected Closing Net Accounts Receivable Amount, as required under Section II hereof and (b) to any loss, liability or obligation described in Section 9.3 (c) hereof.

          (b) The Buyer shall be liable for indemnification under this Section IX only in the event the amount of a single claim or an aggregate amount of several claims for indemnity under this Agreement by the Seller or Parent shall exceed the sum of Twenty Five Thousand Dollars ($25,000.00) but in such event for the entire amount of any claim for which indemnity would otherwise be due and payable to the Seller or Parent hereunder; except that this limitation on the indemnification obligation of the Buyer shall not apply: (i) to any amount owed by the Buyer to the Seller in connection with the computation of the Final Purchase Price, any Adjustment or the amount of Uncollected Closing Net Accounts Receivable Amount, as required under Section II hereof and (ii) to any loss, liability or obligation described in Section 9.4 (c) hereof and
               (iii) failure to pay the Trade Payables assumed by Buyer.

         9.7 Bulk Sales Agreement for Indemnification. The Buyer hereby waives compliance by the Seller with the provisions of bulk sales and similar laws applicable to this transaction, if any; provided, however, that any loss, liability, obligation, expense or cost suffered by the Buyer as a result of the failure by the Seller to comply therewith shall be borne by the Seller and that the Seller shall indemnify and hold the Buyer harmless therefrom, notwithstanding any other provision of this Agreement to the contrary.

X.       TRANSACTIONS SUBSEQUENT TO THE CLOSING DATE

         10.1 Control of Settlements and Disputes. Subject to Section 9.4 hereof, from and after the Closing Date the Buyer shall have complete control over the payment, settlement or other disposition of, or any dispute involving, any obligation or liability of the Seller assumed by the Buyer under the Assumption Agreement, and the Buyer shall have the right to conduct and control all negotiations and proceedings with respect thereto. The Seller will notify the Buyer promptly of any claim made with respect to any such obligation or liability and will not, except with the prior written consent of the Buyer, voluntarily make any payment of, or settle or offer to settle, or consent to any

                                                        31.

compromise with respect to, any such obligations or liabilities. The Seller will, at the expense of the Buyer, cooperate with the Buyer in any reasonable manner requested by the Buyer in connection with any negotiations or proceedings involving any such obligations or liabilities.

         10.2 Further Assurances. From time to time after the Closing Date, upon the request of the Buyer, the Seller will (a) make available to the Buyer any records, documents and data retained by the Seller, and (b) execute, deliver and acknowledge all such further instruments of transfer and conveyance as the Buyer may reasonably require to more effectively transfer the Purchased Assets to the Buyer and to put the Buyer in possession of any of the Purchased Assets.

         10.3     Certain Employee Benefit Matters.

          (a) The account balance of any Transferred Employee in the "MK Rail Corporation Savings Plan," as amended (the "MK Rail Savings Plan"), as of the Closing Date, including earnings or losses thereon through the date of transfer, shall be transferred in cash (or such other form as may be agreed upon by Buyer and Seller) to the trustee of the trust maintained under the All-State Industrial Rubber Co., Inc.401(k) Plan" or any similar plan established by the Buyer for this purpose (the "Buyer's 401(k) Plan") as soon as practicable after the first valuation date with respect to the MK Rail Savings Plan following the Closing Date in a plan-to-plan transfer meeting the requirements of Section 414(l) of the Code. During the period prior to the plan-to- plan transfer required by this subsection, the Seller will cause the fiduciaries of the MK Rail Savings Plan to process and distribute benefits with respect to the Transferred Employees whose employment with the Buyer is terminated, and the amount to be transferred in the plan-to-plan transfer will be reduced accordingly.

          (b) All plan-to-plan transfers of assets and liabilities pursuant to this Section 10.4 will be effected in accordance with the provisions of Section 414(l) of the Code and will otherwise be made in accordance with the applicable plan provisions, as amended, and the provisions of applicable law. The Buyer and the Seller shall make or cause to be made any plan amendments and filings as may be required or requested of the Buyer and the Seller , respectively, in connection with said plan-to-plan transfers whether before or after the Closing Date. The Seller may require, as a condition of making a plan-to-plan transfer hereunder, evidence reasonably satisfactory to the Seller of the qualified status of the Buyer's 401(k) Plan including, without limitation, a copy of a favorable determination letter from the Internal Revenue Service or, if none, a written opinion of outside counsel that such a favorable determination letter could be obtained without substantial changes to the plan. The Buyer may require, as a condition of receiving a plan-to-plan transfer hereunder, evidence reasonably satisfactory to the Buyer of the qualified status of the MK Rail Savings Plan including, without limitation, a copy of a recent favorable determination from the Internal Revenue Service or, if none, a written opinion of outside counsel that such a favorable determination letter could be obtained without substantial changes to the

                                                        32.

                  plan. Each of the parties hereto shall pay its own expenses in connection with the plan-to-plan transfers contemplated by this Section 10.3. The Buyer and the Seller shall provide each other with such records and information as they may reasonably request to carry out their respective obligations under this
                  Section 10.3.

         10.4     Certain Tax Matters.

          (a) Tax Returns Through Closing. The Seller shall prepare and file on a timely basis all reports and returns of any federal, state, local and foreign income, profits, franchise, unincorporated business, capital, general corporate, sales, use, occupation, withholding, social security, property, excise and any and all other taxes (all such taxes being collectively referred to herein as "Taxes") relating to the Business and the Purchased Assets with respect to all periods through and including the Closing Date and shall pay or cause to be paid when due all Taxes relating to the Business and the Purchased Assets for such periods, including any interest, additions to tax or penalties thereon, together with interest on such additions to tax or penalties. The Seller shall be entitled to receive any Tax refund relating to the Business and the Purchased Assets in respect of any period prior to, through and including the Closing Date.

          (b) Subsequent Liability. If, subsequent to the Closing Date, any liability for Taxes relating to the Business or the Purchased Assets is imposed on the Buyer with respect to any period ending on or prior to the Closing Date, then the Seller and Parent, jointly and severally, shall indemnify and hold the Buyer harmless from and against, and shall pay, the full amount of such Tax liability, including any interest, additions to tax and penalties thereon, together with interest on such additions to tax or penalties (as well as reasonable attorneys' or other fees and disbursements of the Buyer incurred in determination thereof or in connection therewith). The Buyer shall notify the Seller, upon its receipt of any notice thereof, of the imposition or threatened imposition of any liability for Taxes relating to the Business or the Purchased Assets in respect of any period ending on or prior to the Closing Date, and the Seller shall, at its sole expense and in its reasonable discretion, either settle any such Tax claim that may be the subject of indemnification under this Section 10.4(b) at such time and on such terms as it shall deem appropriate or assume the entire defense thereof; provided, however, that the Seller shall in no event take any position in such settlement or defense that would subject the Buyer to any civil fraud or any civil or criminal penalty. Notwithstanding the foregoing, the Seller shall not consent, without the prior written approval of the Buyer, which prior written approval shall not be unreasonably withheld, to any change in the treatment of any item which would, in any manner whatsoever, affect the Tax liability of the Buyer for a period subsequent to the Closing Date.

                                                        33.

10.5 Net Accounts Receivable. The Buyer shall use reasonable efforts to collect the Net Accounts Receivable assigned to the Buyer by the Seller at the Closing; provided however that Buyer shall not be required to engage a collection agency or attorneys to collect the Net Accounts Receivable. As Buyer receives payments from the account debtors of the Net Accounts Receivable assigned to the Buyer, such payments shall be credited against amounts first invoiced under the Net Accounts Receivable assigned to the Buyer by Seller hereunder unless otherwise designated by the account debtor or where the amount of invoices to the account debtor corresponds to the amount of the payments from the account debtor.


XI.      ALTERNATIVE DISPUTE RESOLUTION ("ADR"); ADDITIONAL
         PROCEEDINGS

         11.1 Agreement to Use Procedure. The parties have entered into this Agreement in good faith and in the belief that it is mutually advantageous to them. It is with that same spirit of cooperation that they pledge to attempt to resolve any dispute amicably without the necessity of litigation. Accordingly, they agree that if any dispute arises among them relating to this
Agreement,
or any document executed and delivered in connection with the terms and conditions of, or any transaction contemplated by, this Agreement (the "Dispute"), they will first utilize the procedures specified in this Section XI (the "Procedure") before any Additional Proceedings (as that term is defined in Section 11.11 hereof).

         11.2 Initiation of Procedure. The party seeking to initiate the Procedure (the "Initiating Party") will give written notice to the other parties. The notice must describe in general terms the nature of the Dispute and the Initiating Party's claim for relief. Additionally, the notice must identify one or more individuals with authority to settle the Dispute on the Initiating Party's behalf. The party receiving the notice (the "Responding Party", whether one or more) will have five business days within which to designate by written notice to the Initiating Party, one or more individuals with authority to settle the Dispute on the Responding Party's behalf. The individuals so designated will be known as the "Authorized Individuals". The Responding Party may authorize himself or herself as an Authorized Individual. The Initiating Party and the Responding Party will collectively be referred to as the "Disputing Parties" or individually "Disputing Party".

         11.3. Direct Negotiations. The Authorized Individuals may investigate the Dispute as they deem appropriate. But they agree to promptly, and in no event later than 30 days from the date of the Initiating Party's written notice, meet to discuss the Dispute's resolution. The Authorized Individuals will meet at the times and places and with the frequency as they may agree. If the Dispute has not been resolved within ten (10) days from their initial meeting date, the Disputing Parties will cease direct negotiations and will submit the Dispute to mediation in accordance with the following procedure.


                                                        34.

         11.4 Mediator Selection. The Authorized Individuals will have five business days from the date they cease direct negotiations to submit to each other a written list of acceptable qualified attorney-mediators not affiliated with any Party. Within five days from the date the list is received, the Authorized Individuals will rank the mediators in numerical order of preference and exchange the rankings. If one or more names are on both lists, the highest ranking person will be designated as the mediator. If no mediator has been selected under this procedure, the Disputing Parties agree jointly to request a state or federal district judge of their choosing to supply within ten business days a list of potential qualified attorney-mediators. Within five business days from the date the list is received, the Authorized Individuals will again rank the proposed mediators in numerical order of preference and will simultaneously exchange the list and will select as the mediator the individual receiving the highest combined ranking. If the mediator is not available to serve, they will proceed to contact the mediator who was next highest in ranking until they are able to select a mediator.

         11.5  Mediation  Time and  Place.  In  consultation  with the  mediator
selected,   the  Authorized  Individuals  will  promptly  designate  a  mutually convenient time and place for the mediation. Unless circumstances require otherwise, the time for mediation may not be later than thirty (30) days after selecting the mediator.

         11.6 Information Exchange. If any Disputing Party to this Agreement has substantial need for information in another Disputing Party's possession in order to prepare for the mediation, all Disputing Parties will attempt in good faith to agree to procedures to expeditiously exchange the information, with the mediator's help if required.

         11.7 Summary of Views. At least seven days before the first scheduled mediation session, each Disputing Party will deliver to the mediator and to the other Disputing Parties a concise written summary of its views on the matter in Dispute and the other matters required by the mediator. The mediator may also request that a confidential issue paper be submitted by each Disputing Party to him or her.

         11.8 Parties to be Represented. In the mediation, each Disputing Party will be represented by an Authorized Individual and may be represented by counsel. In addition, each Disputing Party may, with the mediator's permission, bring the additional persons as needed to respond to questions, contribute information and participate in the negotiations.

         11.9     Conduct of Mediation.

          (a) Mediation Format. The mediator will determine the format for the meetings. The format must be designed to assure that:

               (i) both the mediator and the Authorized Individuals have an opportunity to hear an oral presentation of each Disputing Party's views on the matter in dispute; and


                                                        35.

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               (ii) the  Disputing  Parties  attempt to negotiate to resolve the matter in dispute, with or without the assistance of counsel or others, but with the mediator's assistance.

          (b) Commitment to Participate in Mediation in Good Faith. To this end, the mediator is authorized to conduct both joint meetings and separate private caucuses with the Disputing Parties. The mediation session will be private. The mediator will keep confidential all information learned in private caucus with any Disputing Parties unless specifically authorized by the Disputing Parties to disclose the information to the other Disputing Party. The Disputing Parties agree to sign a document agreeing that the mediator will be governed by applicable Iowa law and the other rules as the mediator will prescribe. The Disputing Parties commit to participate in the proceedings in good faith with the intention of resolving the Dispute if at all possible.

         11.10 Termination of Procedure.

          (a) Procedure to Terminate Mediation. The Disputing Parties agree to participate in the mediation procedure to its conclusion. The mediation will be terminated by:

               (i)  executing a settlement agreement by the Disputing Party;

               (ii) declaring to the mediator that the mediation is  terminated;
                    or

               (iii)a Disputing  Party  declaring in writing that the  mediation process is terminated when one full day's mediation session is concluded.

          (b) If Dispute is Not Resolved. Even if the mediation is terminated without the Dispute's resolution, the Disputing Parties agree not to terminate negotiations and not to commence any Additional Proceedings before five days following the mediation expiration. Any Disputing Party may, however, commence Additional Proceedings within the five-day period if the Dispute could be barred by an applicable statute of limitations.

         11.11 Arbitration. The parties agree to participate in good faith in the ADR to its conclusion. If the Disputing Parties are not successful in resolving the Dispute through the ADR, then the Disputing Parties may mutually agree to submit the matter to binding arbitration or a private adjudicator, or either Disputing Party may seek an adjudicated resolution through the appropriate court ("Additional Proceedings")

         11.12 Mediation Fees; Disqualification. The mediator's fees and expenses will be shared equally by the Disputing Parties. The mediator will be disqualified as a witness, consultant, expert, or counsel for any Disputing Party with respect to the Dispute and any related matters.


                                                        36.

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         11.13  Confidentiality.  Mediation  is  a  compromise  negotiation  for purposes of federal and state rules of evidence and constitutes privileged communication under Iowa law. The entire mediation process is confidential, and no stenographic, visual or audio record will be made. All conduct, statements, promises, offers, views and opinions, whether oral or written, made in the
mediation's   course  by  any  Disputing   Party,   their   agents,   employees,
representatives  or other invites and by the mediator are confidential and will,
in  addition  and  where  appropriate,   be  deemed  privileged.   The  conduct,
statements, promises, offers, views and opinions will not be discoverable or admissible for any purpose, including impeachment, in any litigation or other proceeding involving the parties. It will not be disclosed to anyone not any Party's agent, employee, expert, witness or representative. Evidence otherwise discoverable or admissible is not, however, excluded from discovery or admission as a result of its use in the mediation.

XII.     TERMINATION.

         12.1 Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date, without liability:

          (a)  by mutual written consent of the Seller and the Buyer;

          (b) by the Seller if any of the conditions set forth in Section VII hereof shall not have been satisfied on or before the Closing Date, and shall not have been waived in writing by the Seller;

          (c) by the Buyer if any of the conditions set forth in Section VIII hereof shall not have been satisfied on or before the Closing Date, and shall not have been waived in writing by the Buyer;

          (d) by either party hereto, if the Closing Date does not occur on or prior to July 26, 1996; provided, however, that the party seeking termination pursuant to clause (b), (c) or (d) shall not be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

         12.2 If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 12.1 hereof, this Agreement shall become void and of no further force and effect. Nothing in Section 12.1 shall be deemed to release either party from any liability for any breach by such party of the terms and provisions of this Agreement. Nothing in Section 12.1 or elsewhere in this Agreement shall impair the right of the Buyer, prior to any termination of this Agreement pursuant to Section 12.1, to compel specific performance by the Seller of its obligations to the Buyer hereunder.



                                                        37.

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XIII.    MISCELLANEOUS

         13.1 Noncompetition. Parent on behalf of itself and each of its subsidiaries, and Seller agree not to compete with the Buyer for a period of five years commencing on the Closing Date as provided in the noncompetition agreement attached as Appendix II hereto.

         13.2 Brokerage. The Seller, represents and warrants to the Buyer that the Seller has not incurred any obligations or liabilities, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other like payments in connection with this Agreement or the transactions contemplated hereby. The Buyer represents and warrants to the Seller that the Buyer has not incurred any obligations or liabilities, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other like payments in connection with this Agreement or the transactions contemplated hereby. The Seller and the Buyer each agree to indemnify and hold the other harmless against and in respect of any such obligations or liabilities based in any way on agreements, arrangements or understandings claimed to have been made by it or them with any third party and not disclosed herein.

         13.3     Waivers and Amendment.

          (a) The Seller or the Buyer may, by written notice to the other, (i) extend the time for the performance of any of the obligations or other actions of the other; (ii) waive any inaccuracies in the representations or warranties of the other contained in this Agreement; (iii) waive compliance with any of the covenants of the other contained in this Agreement; and (iv) waive or modify performance of any of the obligations of the other.

          (b) This Agreement may be amended, modified or supplemented only by a written instrument executed by all the parties hereto. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

         13.4 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, the Buyer shall pay the fees and expenses of its counsel, accountants, other experts and all other expenses incurred by it incident to the negotiation, preparation and execution of this Agreement, and the Seller shall pay any and all such fees and expenses incurred by it incident to the negotiation, preparation and execution of this Agreement and the performance by it of its obligations hereunder.


                                                        38.

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         13.5  Occurrences of Conditions  Precedent.  Each of the parties hereto agrees to use its best efforts to cause all conditions precedent to its obligations under this Agreement to be satisfied.

         13.6 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid:

                  (a)      If to Parent, to:
                           1200 Reedsdale Street
                           Pittsburgh, PA  15233
                           Attention:  President
                           With a copy to:

                           Michael A. Weiss, Esq.
                           Doepken Keevican & Weiss, Professional Corporation 600 Grant Street
                           37th Floor, USX Tower
                           Pittsburgh, PA  15219

                  (b)      If to the Seller, to:
                           1325 Pratt Boulevard
                           Elk Grove Village, IL  60007
                           Attention:  President

                           With a copy to:

                           Michael A. Weiss, Esq.
                           Doepken Keevican & Weiss, Professional Corporation 600 Grant Street
                           37th Floor, USX Tower
                           Pittsburgh, PA  15219

                  (c)      If to the Buyer, to:
                           520 South 18th Street
                           West Des Moines, Iowa  50265
                           Attention:  Robert G. Pulver, President

or to such other address as any party shall have specified by notice in writing to the other.

         13.7 Integration Clause. This Agreement, the Assumption Agreement and the Exhibits hereto constitute the entire agreement between the Buyer and the Seller with respect to the subject matter hereof.
                                                        39.

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         13.8  Binding  Effect;  Benefits.  This  Agreement  shall  inure to the benefit of and be binding upon the parties hereto and their successors; nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, or their successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         13.9 Non-assignability. This Agreement and any rights pursuant hereto shall not be assignable by either party without the prior written consent of the other.

         13.10 Applicable Law. This Agreement shall be deemed a contract made under the laws of the state of Iowa, and this Agreement and the legal relations among the parties hereto shall, for all purposes, be governed by, construed, interpreted and enforced in accordance with the laws of the state of Iowa. Any suit, action or other legal proceeding arising out this Agreement or any document executed and delivered in connection with this Agreement shall be brought in the courts of record of the state of Iowa or the courts of the United States located in the state of Iowa. Parent and the Seller hereby consent to the jurisdiction of each such court in any suit, action or proceeding and waives any objection which they may have to the laying of venue of any suit, action or proceeding in any such courts.

         13.11 Section and Other Headings. The Section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         13.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

         13.13 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.


                                                        40.

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         IN WITNESS  WHEREOF,  the  undersigned,  intending to be legally  bound hereby, have duly executed and delivered this Agreement as of the date first above written.

                         MK RAIL CORPORATION


                          By:_______________________________________
                            William D.  Grab,   Vice  President

                         ALERT   MANUFACTURING   AND  SUPPLY  CO.

                         By:_______________________________________

                            Name: _________________________________

                            Title:_________________________________

                         ALL-STATE  INDUSTRIAL  RUBBER  CO.,INC.


                         By:________________________________________
                            Robert  G.  Pulver, President

41.

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